GRANT REIMBURSEMENT AGREEMENT

THIS GRANT REIMBURSEMENT AGREEMENT (herein called the “Agreement”) is made and entered into as of the ____25th____day of ________January_________, 2013 by and between Inuvo, Inc., a company authorized to do business in the State of Arkansas (herein called the “Company”), and the Arkansas Economic Development Commission, a commission of the State of Arkansas (herein called the “Commission”).

WITNESSETH:

WHEREAS, the Arkansas Economic Development Commission (the Commission) is authorized to make grant funds available to qualified applicants under the Quick Action Closing Fund (QACF) program, with funds provided by the State of Arkansas;

WHEREAS, the granting of funds from the Commission to the Company will permit the creation of new employment opportunities for citizens of the State of Arkansas; and,

WHEREAS, certain move related expenses, renovations and equipment purchases will be made in support of the location/expansion of ___Inuvo, Inc.__________ in ___Conway_________, Arkansas;

NOW, THEREFORE, for and in consideration of the mutual covenants hereinafter contained, the parties hereby covenant and agree as follows:

1.	Grant. Conditioned upon receipt of the grant funds by the Company from the
Commission, under a grant agreement dated ____January 25____________, 2013, with funding awarded from the QACF program (herein called “Grant Agreement”), in the amount of $_1,750,000_, the Company agrees to use the sum as set out in the Grant Agreement and this Agreement. A copy of the Grant Agreement is attached hereto as Exhibit “A” and is made a part hereof as set forth herein word for word. The Company acknowledges that the funds for the Grant are provided in accordance with the conditions of the Grant Agreement and shall submit to the Commission any reports, audits, documentation or other information as required therein. In the event of any conflict with the terms and conditions of the Grant Agreement and the terms and conditions hereof, the terms and conditions of the Grant Reimbursement Agreement shall control.

2. Purpose. The Grant will be utilized only for those purposes specifically identified herein and within the Grant Agreement.

3. Employment Opportunities. The ultimate purpose of this Agreement and the Grant
Agreement is to create employment opportunities for Arkansas residents. Accordingly, the Company agrees that it intends to have a minimum of __50___, full time, permanent positions, with an Average Total Compensation of $__90,000_____, over the next ____48 months____ (New Position Requirement Period). The Company also agrees that it intends to maintain at least 50 full-time equivalent permanent positions (Position Maintenance Requirement) for six (6) years (Position Maintenance Period) following the New Position Creation Period. The Employment Requirement shall be verified by the Commission from annual reports submitted by the Company and annual job creation reports will be required for ten years . The initial Employment Requirement annual report will be due twelve (12) months from the date of the signed Grant Agreement and subsequent reports will be due on the equivalent dates. The Company acknowledges that the Employment Requirement is a condition subsequent to the Company’s receipt of the Grant. For purposes of this Agreement, Average Total Compensation means annual base salary, annual bonus, non-cash compensation, and the value of any other employee benefits provided by Grantee. For purposes of this Agreement, during the Position Maintenance Period, existing positions of the Company shall be defined as those being filled for at least nine months of a twelve month reporting period with an average of thirty (30) hours per week.
4. Disbursement of the Grant. The Grant shall be disbursed to the Company upon receipt of invoices for eligible expenses, to be attached to a Draw Request Form to be provided by the Commission.

5. Grant Reimbursement. If, at the end of the New Position Requirement Period, the Company has not created _50____ full-time jobs that meet the Employment Requirement, the Company shall reimburse the Commission $__5,000______ for each job under the __50______ minimum in accordance with the formulas set forth in Schedule 1 attached the Grant Agreement. If, for any year during the Position Maintenance Period, the Grantee does not meet the Position Maintenance Requirement, they will reimburse the Grantor $__5,000 for each position less than the number of positions required under the Position Maintenance Requirement in accordance with the formulas set forth in Schedule 1 attached to the Grant Agreement. Additionally, if, during the New Position Requirement Period or the Position Maintenance Period, the Average Total Compensation of the new, full time, permanent positions is less than $90,000 , the Company shall reimburse the Commission in accordance with the formulas set forth in Schedule 1 attached to the Grant Agreement. Annual job creation reports will be required for ten years . Any amount due will be immediately due and payable.

6. Representations and Warranties of the Company. The Company represents and warrants as follows:

(a) The Company is authorized to do business in the State of Arkansas, and has full power and authority to deliver this Agreement and every other instrument or document required to be delivered herein.

(b)	The making and performance of this Agreement and each and every other document required to be delivered hereunder are within the Company’s powers, have been duly authorized by all necessary corporate action, have received all necessary approvals, and do not contravene any law, regulation or decree or any contractual restriction (other than those which shall be waived or discharged at the time of making of the Grant) are binding on the Company.

(c) This Agreement and each and every other document required to be delivered hereunder, when duly executed and delivered, will be the legal and binding obligations of the Company enforceable in accordance with their respective terms.

(d) To the best of the Company’s knowledge, there are no pending or threatened actions or proceedings before any court or administrative agency which may materially adversely affect the financial condition or operations of the Company.

7. Conditions Precedent. The obligation of the Commission to make the Grant is subject to the conditions that the Commission shall have received the following:

(e) This Agreement and all documents or instruments reasonably required in connection with the Grant.

(f)Certificate of Good Standing of the Company from the Arkansas Secretary of State.

(g) Certified copies of any resolutions evidencing authorization for the undertakings contemplated hereby, including the authorization to execute this Agreement and designating the person or persons with authority to execute same.

(h) Certified copies of all documents evidencing necessary action and approvals, if any, with respect to this Agreement and all other documents required in connection herewith (or a certificate that no such documents are required.)

8. Events of Default. If any of the following events (herein called “Events of Default”) shall occur and be continuing after the passage of a 30-day notice period (“Cure Period”), then this Agreement shall be in default (default will trigger the grant repayment provisions), and the repayment amounts shall be subject to acceleration and enforcement as permitted by law, to wit:

(a) The Company shall default in its compliance with the Employment Requirement (per number 3. of this Agreement); or

i.	Terms of repayment for non-compliance for 8(a) shall be determined number by number 3. of this Agreement.

(b) Any representation or warranty made in connection with the execution and delivery of this Agreement or any other document executed in connection herewith or in any certificate furnished pursuant hereto or thereto shall prove to be, at any time, incorrect in any material respect; or

(c) The Company shall default in the performance of any other material term, covenant or agreement contained in this Agreement; or

(d) The Company shall be or become insolvent or bankrupt or have ceased or cease paying its debts as they mature or makes an assignment of or for the benefit of creditors, or a trustee or received or liquidator shall be appointed for the Company or for all or a substantial part of its property, or bankruptcy, reorganization, arrangement, insolvency, or similar proceedings shall be instituted by or against the Company under the law of any jurisdiction (provided, however, that in the event an involuntary bankruptcy action is commenced against the Company, then the Company shall have 180 days to secure the dismissal of such action).

Notwithstanding the foregoing, Grantor’s sole and exclusive remedy against Grantee for a violation of the terms of Section 3 of the Grant Reimbursement Agreement (and the same provisions reiterated in Part III of the Grant Agreement) shall be repayment pursuant to the formulas set forth in those provisions.

9.	Notice. All communications and notices provided for hereunder shall be in writing and mailed or delivered to the parties hereto at their business addresses set forth below or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties.

If to the Company:

INUVO, Inc.
1111 Main Street, 2nd Floor # 208
Conway, AR 72033
Attention:    Chief Financial Officer

If to the Commission:

Arkansas Economic Development Commission
900 W. Capitol Ave., Ste. 400
Little Rock, AR 72201
Attention: Director of Business Finance

10. Acquisition. If the Company is acquired, defined as the purchase of 51% or more of the Company’s stock, prior to 3/31/2023, and the purchasing entity does not assume the requirements outlined in the Grant Agreement, Grant Reimbursement Agreement, and accompanying documents, the acquiring entity will provide a rebate to the Grantor based on the formulas outlined in the Grant Agreement, Grant Reimbursement Agreement, and accompanying documents.

11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and the Commission, and their respective heirs, personal representatives, successors and assigns, except that the Company may not assign or transfer its rights hereunder without the prior written consent of the Commission.

12. Governing Law. This Agreement shall be deemed to contract under the laws of the State of Arkansas and for all purposes shall be governed by and construed in accordance with the laws of said State or the laws of the United States of America, as shall be applicable.

13. Binding Effect. This Agreement shall remain in full force and effect until the Remaining Reimbursement Amount has been paid in full.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ARKANSAS ECONOMIC DEVELOPMENT COMMISSION

By:__/s/ Michael J. Gaines__________________

INUVO, Inc.

By:_/s/ Richard K. Howe____________________
    __Richard Howe ___________________
Chairman and CEO

SCHEDULE 1 TO GRANT AGREEMENT

In the following formulas and explanations; "ceases operations" is defined as less than 10 positions or a total payroll of less than $900,000 at the company’s headquarters located in Conway, AR, or sells the majority of the assets to a non-affiliated entity except as otherwise allowed herein. “Grant Amount” is defined as the lesser of $1,750,000 or the actual amount granted to Grantee pursuant to the Grant Agreement.

The Company agrees:

▪
to endeavor to create and maintain at least 50 net new positions (Net New Positions) with an Average Total Compensation of all positions equaling at least $90,000 annually according to the employment schedule

▪	the new jobs created as described above will be located at the Inuvo headquarters located in Conway, Arkansas

▪	the new jobs created as described above and according to the employment schedule below will be created and maintained for the time period specified in the employment schedule

▪	Inuvo will submit annual job reports beginning on 4/30/2014 and continuing for nine (9) years thereafter.

Employment Schedule

	Defined Year	Est. Number of Positions Created Per Year	Number of Positions Maintained Per Year	Est. Number of Total Positions On Payroll Per Year
Year 1	4/1/13-3/31/14	0-26	0	0-26
Year 2	4/1/14-3/31/15	12	0-26	38
Year 3	4/1/15-3/31/16	6	38	42
Year 4	4/1/16-3/31/17	8	42	50
Year 5	4/1/17-3/31/18	0	50	50
Year 6	4/1/18-3/30/19	0	50	50
Year 7	4/1/19-3/31/20	0	50	50
Year 8	4/1/20-3/31/21	0	50	50
Year 9	4/1/21-3/31/22	0	50	50
Year 10	4/1/22-3/31/23	0	50	50

a)For the measured year beginning on 4/1/2013 and ending on 3/31/2014, with an annual report due by 4/30/2014, there would be no Reimbursement Requirement.

b)For the measured year beginning on 4/1/2014 and ending on 3/31/2015, with an annual report due by 4/30/2015, there would be no Reimbursement Requirement.

c)For the measured year beginning on 4/1/2015 and ending on 3/31/2016, with an annual report due by 4/30/2016, there would be no Reimbursement Requirement.

d)For the measured year beginning on 4/1/2016 and ending on 3/31/2017, with an annual report due by 4/30/2017, for any employment number under 50, the repayment would be calculated as:

Multiplier = Grant Amount/ 50 employees / 7 years

(50 – Number of total full-time positions filled at the headquarters facility) X Multiplier

e)For any measured year beginning with the year 4/1/2017-3/31/2018 and ending on 4/1/2022-3/31/2023, with annual reports beginning on 4/30/2018 and ending on 4/30/2023, for any employment number under 50, the repayment would be calculated as:

Multiplier = Grant Amount / 50 employees / 7 years

(50 – Number of total full-time positions filled at the headquarters facility) X Multiplier

It being understood that in order for a full-time position to be included in the measurement period, the position must have been filled for at least nine months during the reporting period with an average of thirty (30) hours per week.

f)For any measured year beginning with the year 4/1/2013-3/31/2014 and ending on 4/1/2022-3/31/2023, with annual reports beginning on 4/30/2014 and ending on 4/30/2023, if the average total compensation for the Net New Positions does not meet or exceed $90,000, the repayment would be calculated as:

Annualized Average Total Compensation of the Net New Positions located at the headquarters facility / number of actual positions maintained at the headquarters facility for the year = numerator

$90,000 = denominator

(Grant Amount / 10) – ((Grant Amount / 10) X (numerator / denominator))

It being understood that if a Net New Position is filled during a measurement period, such employee’s compensation shall be calculated on an annualized basis for purposes of the foregoing calculation.

g)If the Company is acquired, as defined in the Grant Agreement, , prior to 3/31/2021, and the purchasing entity does not assume the requirements outlined in the Grant Agreement, Grant Reimbursement Agreement, and accompanying documents, the Company would owe a rebate, immediately due and payable upon the change of ownership, calculated as:

(Grant Amount – any repayments previously paid by the Company under any scenario above) – ((Grant Amount / 8) X each year The Company exceeds the “acquisition” standard.

This section is no longer applicable if the Company is acquired after 3/31/2021.

h)If the Company ceases operations, defined as less than 10 positions or a total payroll of less than $900,000, prior to 3/31/2021, the rebate, immediately due and payable when Inuvo ceases operations, would be calculated as:

(Grant Amount – any repayments previously paid by the Company under any scenario above) – ((Grant Amount / 8) X each year The Company exceeds the “ceases operations” standard)

This section is no longer applicable if the Company ceases operations any date after 3/31/2021.

In no case will the Company repay or rebate more money under this formula other than what was advanced by AEDC to the Company through the Quick Action Closing Fund. The Company may earn a year to year carryover credit for jobs created in excess of what is required by this Agreement. If the Company exceeds the jobs created estimate in a subsequent year in which case it will be entitled to a carry back for a period of one (1) year, and in such case the Company will be entitled to a repayment from AEDC through the formula above.